Exhibit 99.1

Popular Community Bank Completes the Sale of its Central Florida Regional Operations

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--September 15, 2014--Popular, Inc. (NASDAQ:BPOP) today announced that Popular Community Bank (“PCB”), its U.S. banking subsidiary, completed the previously announced sale of its Central Florida regional operations to Harbor Community Bank, a wholly owned subsidiary of HCBF Holding Company, Inc.

As part of the transaction, PCB sold its 9 branches in the Central Florida area, including $104 million in loans and $217 million in deposits, each as of August 31, 2014.

The transaction is expected to result in a net premium of approximately $1.0 million, before customary transaction related costs.

This transaction is part of the previously announced strategic reorganization of Popular, Inc.’s U.S. operations, which includes the sale of PCB’s regional operations in California, Illinois and Central Florida and the centralization of certain back office operations in Puerto Rico and New York. With the reorganization, PCB will strengthen its mainland U.S. presence by concentrating on the New York and South Florida markets.

The sale of the Illinois regional operations was completed on August 8, 2014 and the sale of the California regional operations is expected to close prior to the end of 2014.

RBC Capital Markets, LLC acted as financial advisor to Popular. Sullivan & Cromwell LLP, New York, NY, and Holland & Knight LLP., Miami, FL, acted as legal counsels to Popular.

For more information, visit http://www.popular.com

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)
Senior Vice President, Corporate Communications